EXHIBIT 1
JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)
Jack Chester Porter, Jr. and Jennifer Elizabeth Porter, individually and as co-trustees of the J. Chester Porter Trust Fund A U/A Dated 3/17/03 Amended & Restated 1/24/13 and as co-trustees of the J. Chester Porter Trust Fund B U/A Dated 3/17/03 Amended & Restated 1/24/13, hereby agree to file jointly the statement on this Schedule 13G to which this Agreement is attached, and any amendments thereto which may be deemed necessary.
It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.
It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto.
DATE: January __, 2018

Jack Chester Porter, Jr.

Jennifer Elizabeth Porter

J. CHESTER PORTER TRUST FUND A U/A DATED
3/17/03 AMENDED & RESTATED 1/24/13

By:    /s/ Jack Chester Porter, Jr.
Jack Chester Porter, Jr., Co-Trustee

J. CHESTER PORTER TRUST FUND B U/A DATED
3/17/03 AMENDED & RESTATED 1/24/13

By:  /s/ Jack Chester Porter, Jr.
Jack Chester Porter, Jr., Co-Trustee